Exhibit 10.4

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of April 15, 2003, to the Executive Employment Agreement, dated as of October 1, 1999 (the “Employment Agreement”), by and between Euramax International, Inc., a Delaware corporation (the “Company”), and J. David Smith (“Executive”).

Background

The Company and the Executive desire to amend the Employment Agreement, in accordance with Section 3.12 thereof, and upon the terms and conditions and in the manner set forth below.

Terms

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Definitions.  Section 1.1 of the Employment Agreement is hereby amended as follows:

The definition of “Investor Group” is hereby amended to read as follows:

“‘Investor Group’  means, collectively, the individuals and entities party to the Securities Holders Agreement dated April 15, 2003, and each of their respective Affiliates.”

The following definition is added, in its entirety, as follows:

“‘Closing’  means Closing as defined in the Stock Purchase Agreement, dated the date hereof, by and among Citigroup Venture Capital Equity Partners, L.P. and affiliates, the Company and CVC European Equity Partners, L.P., CVC European Equity Partners (Jersey), L.P., BNP Paribas (the “Stock Purchase Agreement”).”

Capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.                                       Section 2.2(a).  Section 2.2(a) of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“(a)                            Commencing on the Effective Date and continuing during the Employment Period, Executive shall serve as Chairman, President and Chief Executive Officer of Euramax and such other members of the Company Group as the Board shall determine and shall have the normal duties, responsibilities and authority of a Person serving in such capacity in an organization of similar size and structure as Euramax, subject in each instance to the supervision and direction of the Board.”

3.                                       Section 2.3(a).  Section 2.3(a) of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“(a)                            During the Employment Period, Executive’s base salary shall be $525,000 per annum or such greater amount as the Board shall determine, from time to time, in its sole discretion (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company Group’s general payroll practices and shall be subject to customary withholding.  The Board shall conduct a salary review in twelve (12) months from the Closing.

4.                                       Section 2.3(b).  Two new sentences at the end of Section 2.3(b) of the Employment Agreement are hereby inserted to read, in its entirety, as follows:

“Euramax and Executive acknowledge and agree that the target bonus shall be 60% of Executive’s Base Salary.  Upon the Closing (as defined in the Stock Purchase Agreement), Executive will receive a sale bonus of $656,250.”

5.                                       Section 2.4(e).  Section 2.4(e) of the Employment Agreement is amended as follows:

The second sentence of Section 2.4(e) is hereby amended to read, in its entirety, as follows:

“In addition, during the Severance Period, Euramax will provide Executive and his qualified beneficiaries, as defined by Section 4980B(g)(1)(A) of the Internal Revenue Code, continued coverage under all insurance plans of Euramax, including, without limitation, all medical insurance and other health plans, life insurance and disability insurance plans of Euramax (the “Continued Benefits”) in which Executive or his qualified beneficiaries were a participant immediately prior to the Date of Termination or successor plans thereto, subject to the timely payment (inclusive of an extra thirty (30) day grace period with notice) by Executive of all premiums, contributions and other co-payments required to be paid during such period by senior executives of Euramax under the terms of such plans in effect from time to time.”

Two new sentences to be the fourth and fifth sentence of Section 2.4(e) of the Employment Agreement are hereby inserted to read, in its entirety, as follows:

“In addition, after the Severance Period Executive shall be entitled to participate in the Company’s group health plan as in effect from time to time, provided that Executive elects such coverage and timely pays premiums equal to those charged by the Company to employees electing “continuation coverage” as that term is defined by Section 4980B of the Internal Revenue Code, substantially similar to that elected by Executive.  Executive’s participation for continued coverage in the group health plan for Executive and qualified dependents shall extend from the date of termination of Executive’s employment until the earlier of (i) the date Executive ceases to timely pay the required premiums within thirty (30) days of when due after notice, (ii) the date the Executive becomes covered under a group health plan of a subsequent employer, (iii) the later of the date upon which the Executive first becomes eligible for Medicare or attains the age sixty-five (65) or (iv) the date upon which the Company no longer maintains a group health plan for any of its employees.”

6.                                       Section 2.4(i).  The first sentence of Section 2.4(i) of the Employment Agreement is hereby amended by deleting the phrase “,and then reduced for any other “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) to the Executive from the Company (including, without limitation, the acceleration of vesting of any stock or stock options).”

7.                                       Section 2.8.  The Employment Agreement is hereby amended to include a Section 2.8, to read in its entirety, as follows:

“2.8                           Certain Repurchase Rights.  Notwithstanding any provisions to the contrary in the Securities Holders Agreement, dated the date hereof, by and among the Company and the holders specified therein (the “SHA”), upon any exercise by the Company of the Company’s Purchase Option (as defined in the SHA) in Section 5.2 of the SHA with respect to the Management Shares (as defined in the SHA) or the Management Options (as defined in the SHA) owned by the Executive, neither the Executive nor the Company will be obligated to consummate the purchase or sale contemplated by the Purchase Option (as defined in the SHA) unless each has approved the determination of the Fair Market Value (as defined in the SHA) of the Management Shares or the Management Options.  The Purchase Option applicable to Executive shall expire six (6) months after its exercise by the Company if no agreement on Fair Market Value has been reached at such time.”

8.                                       Section 3.3.  Section 3.3 of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed when received by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or one day after sent overnight.

Such notices, demands and other communications will be sent to the address indicated below:

To Euramax:

Euramax International, Inc.

5445 Triangle Parkway, Suite 350

Norcross, Georgia 30092

To Executive:

J. David Smith

5130 Riverlake Drive, N.W.

Duluth, Georgia 30097-2367

or such other address or to the attention or such other person as the recipient party shall have specified by prior written notice to the sending party.”

9.                                       Effectiveness.  This Amendment shall be effective as of the Closing without further action required on the part of any party hereto.  If the Closing does not occur and the Stock Purchase Agreement is terminated, this Amendment shall have no force or effect and shall be deemed void ab initio.

10.                                 Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

11.                                 Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original, and both of which together shall constitute one instrument.

12.                                 Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

13.                                 Incorporation of Amendment.  On and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall be a reference to the Employment Agreement as amended hereby.

14.                                 Continued Effectiveness of Employment Agreement.  Except as specifically amended above, all terms of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

EURAMAX INTERNATIONAL INC.

By:
Name:
Title:

J. David Smith

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Stuart Wallis	Joseph Silvestri

Paul Drack